Exhibit 99.1
Federal Home Loan Bank of San Francisco Announces 2020 Director Election Results
SAN FRANCISCO, November 12, 2020 - The Federal Home Loan Bank of San Francisco announced today the results of its 2020 director elections.
The Bank’s members elected Lori R. Gay to a nonmember public interest independent director position and re-elected F. Daniel Siciliano to a nonmember independent director position. Ms. Gay has served as president and chief executive officer of Neighborhood Housing Services (NHS) of Los Angeles County, a non-profit lender, developer, and neighborhood revitalization corporation for 30 years. Under Lori’s leadership, NHS has become the largest affordable homeownership provider in southern California, reaching more than 4.7 million families with financial counseling, affordable lending, and redevelopment services. Mr. Siciliano is a Stanford Law School fellow (CodeX) and was the co-founder of Stanford’s Rock Center for Corporate Governance, Stanford, California.
The Bank’s California members also re-elected Jeffrey K. Ball and Simone Lagomarsino as California member directors. Mr. Ball is president, chief executive officer, and director, Friendly Hills Bank, Whittier, California. Ms. Lagomarsino is president and chief executive officer, Luther Burbank Savings, Gardena, California.
Each of these four positions has a four-year term beginning January 1, 2021, and ending December 31, 2024.
Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco is a member-driven cooperative helping local lenders in Arizona, California, and Nevada build strong communities, create opportunity, and change lives for the better. The tools and resources we provide to our member financial institutions-commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions-foster homeownership, expand access to quality housing, seed or sustain small businesses, and revitalize whole neighborhoods. Together with our members and other partners, we are making the communities we serve more vibrant and resilient.

Contact:
Mary Long, (415) 616-2556
longm@fhlbsf.com